FOR IMMEDIATE RELEASE: September 4, 2003 CONTACT: Dale G. Rettinger

(304) 842-3597

http://www.petd.com

Petroleum Development Reports Record Closing for Second 2003 Drilling Program

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced it closed its second 2003 drilling partnership with $17.5 million in subscriptions up from $11.2 million in subscriptions in the second partnership of 2002.

Dale Rettinger, Executive Vice President and CFO of PDC said, "The partnership was closed a week early with the maximum subscriptions allowable under the registration statement. Both PDC and the partnerships continue to benefit from stronger gas prices and our drilling results in the Rocky Mountain area."

The partnership will participate in wells drilled and completed in the third and fourth quarters of 2003. PDC purchases a 20% interest in the partnership.

The Company plans to offer interests in two additional partnerships during 2003. Those partnerships are scheduled to close in November and December.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies and was added to the Russell 3000 List of companies this year. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597